Exhibit 99.1

February 8, 2005

Rupert;

                As we discussed I resign effective the date of this letter from all capacities (President, CEO, Executive Director) in Vistula Communications Services Inc. which effectively terminates my employment.

                I understand that the company will settle my outstanding business expenses.

                I agree to waive my rights to exercise that portion of my options which entitles me to purchase 1,800,000 shares of common stock in the company. I understand that this portion of my options will be cancelled leaving 200,000 which I can exercise over the next 12 months. I understand you will ask me to form an Advisory Board for the Company.

Best of luck, and thank you,

/s/ Christopher Burke

Chris Burke
Greenmarsh Farm,
Bix, Henley-on-Thames
Oxon, UK, RG9 4RY